Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for Fourth Quarter and

Year Ended December 31, 2015 and Provides Full Year 2016 Guidance

CONCORD, NC (March 9, 2016) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported fourth quarter 2015 total revenues of $87.7 million, adjusted non-GAAP net income from continuing operations of $36,000 or $0.00 per diluted share, and GAAP net loss of $3.5 million or $0.08 per diluted share. Full year 2015 total revenues were $496.5 million, adjusted non-GAAP net income from continuing operations was $42.8 million or $1.04 per diluted share, and GAAP net loss was $34.5 million or $0.84 per diluted share. Non-GAAP items are further described and reconciled with comparable GAAP amounts below. The non-GAAP results were within management’s expectations, and SMI provided full year 2016 earnings guidance of $0.90 to $1.10 per diluted share as further described below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and absence of a stronger middle class economic recovery, high food and health-care costs and certain currency exchange rates. Management believes admissions and certain event related revenues and expenses were negatively impacted by poor weather surrounding certain NASCAR racing events held at Atlanta, Bristol and Charlotte Motor Speedways in the first, second and fourth quarters 2015.

Certain race schedule changes in 2015 as compared to 2014 are presented below in the Selected Financial Data.

Fourth Quarter Comparison

●	Total revenues were $87.7 million in 2015 compared to $84.1 million in 2014
●	After tax accelerated depreciation and removal costs on retired assets aggregating $1.4 million or $0.03 per diluted share in 2015 compared to $14.6 million or $0.35 per diluted share in 2014
●	Loss from continuing operations was $3.4 million or $0.08 per diluted share in 2015 compared to $13.3 million or $0.32 per diluted share in 2014
●

Loss from discontinued operation was $5,000 or $0.00 per diluted share in 2015 (before associated income taxes from various adjustments of $2.1 million) compared to $200,000 or $0.00 per diluted share in 2014

●	Net loss was $3.5 million or $0.08 per diluted share in 2015 compared to $13.5 million or $0.33 per diluted share in 2014
●	Non-GAAP net income from continuing operations was $36,000 or $0.00 per diluted share in 2015 compared to $1.2 million or $0.03 per diluted share in 2014

Full Year Comparison

●	Total revenues were $496.5 million in 2015 compared to $484.3 million in 2014
●	Sizable interest expense reduction from refinancing transactions and ongoing debt repayment. Interest expense was $16.8 million in 2015 compared to $21.2 million in 2014
●	In 2015 (after tax items):
o	Impairment charge for other intangible assets and goodwill of $63.4 million or $1.54 per diluted share
o	Loss on early debt redemption and refinancing of $5.3 million or $0.13 per diluted share
o	Interim interest expense associated with early debt redemption of $1.1 million or $0.03 per diluted share
o	After tax accelerated depreciation and removal costs on retired assets aggregating $6.1 million or $0.15 per diluted share
o	Non-recurring benefit from state tax law changes in the second quarter 2015 was $610,000 or $0.01 per diluted share

●	In 2014 (after tax items):
o	Accelerated depreciation on retired assets and removal costs of $15.3 million or $0.37 per diluted share
o	Gains from involuntary property conversion, and insurance recovery net of accelerated depreciation on damaged assets, of $1.0 million or $0.02 per diluted share
o	Decrease in accrued interest and penalties on estimated income taxes of $397,000 or $0.01 per diluted share
●	Loss from continuing operations was $34.5 million or $0.83 per diluted share in 2015 compared to income of $23.1 million or $0.56 per diluted share in 2014
●

Loss from discontinued operation was $13,000 or $0.00 per diluted share in 2015 (before associated income taxes from various adjustments of $2.1 million) compared to income of $5.7 million or $0.14 per diluted share (before associated income taxes on recovery settlement of $2.3 million) in 2014

●	Net loss was $34.5 million or $0.84 per diluted share in 2015 compared to net income of $28.8 million or $0.70 per diluted share in 2014
●	Non-GAAP net income from continuing operations was $42.8 million or $1.04 per diluted share in 2015 compared to $39.3 million or $0.95 per diluted share in 2014

Non-GAAP Financial Information and Reconciliation

Income or loss from continuing operations, and diluted earnings or loss per share from continuing operations, as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss or diluted earnings or loss per share, or income or loss or diluted earnings or loss per share from continuing operations, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended		Full Year Ended
	December 31:		December 31:
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Net (loss) income using GAAP	$(3,451)	$(13,523)	$(34,476)	$28,813
Impairment of other intangible assets and goodwill	--	--	63,414	--
Loss on early debt redemption and refinancing	--	--	5,266	--
Interim interest expense	--	--	1,062	--
Accelerated depreciation on retired assets and costs of removal	1,362	14,558	6,052	15,270
Non-recurring benefit of state income tax law changes (2015), and decrease in accrued interest and penalties on estimated income tax liabilities (2014)	--	--	(610)	(397)
Loss (income) from discontinued operation, and associated income taxes from various adjustments (2015) and on recovery settlement (2014)	2,125	200	2,133	(3,376)
Gain from involuntary property conversion, and insurance recovery net of accelerated depreciation on damaged assets	--	--	--	(1,000)
Non-GAAP net income from continuing operations	$36	$1,235	$42,841	$39,310

Diluted (loss) earnings per share using GAAP	$(0.08)	$(0.33)	$(0.84)	$0.70
Impairment of other intangible assets and goodwill	--	--	1.54	--
Loss on early debt redemption and refinancing	--	--	0.13	--
Interim interest expense	--	--	0.03	--
Accelerated depreciation on retired assets and costs of removal	0.03	0.35	0.15	0.37
Non-recurring benefit of state income tax law changes (2015), and decrease in accrued interest and penalties on estimated income tax liabilities (2014)	--	--	(0.01)	(0.01)
Loss (income) from discontinued operation, and associated income taxes from various adjustments (2015) and on recovery settlement (2014)	0.05	(0.00)	0.05	(0.08)
Gain from involuntary property conversion, and insurance recovery net of accelerated depreciation on damaged assets	--	--	--	(0.02)
Non-GAAP diluted earnings per share from continuing operations	$0.00	$0.03	$1.04	$0.95

In the first quarter 2015, the Company issued new Senior Notes due 2023, redeemed all outstanding Senior Notes due 2019, and reflected a non-recurring charge for early redemption premium, unamortized net deferred loan costs and transaction costs, net of issuance premium associated with the former debt arrangement. The new notes were issued before redemption of the former notes because of a favorable interest rate environment and required Company notice of redemption to note holders. Interim interest expense was incurred between respective issuance and redemption of those notes.

In the second quarter 2015, the Company reflected non-cash charges aggregating $98.9 million, before income tax benefits of $35.5 million, for impairment of intangible assets related to New Hampshire Motor Speedway (NHMS) and goodwill associated with certain event souvenir merchandising activities.

The Company’s 2015 results reflect after tax accelerated depreciation and costs of removal for certain low demand seating at Charlotte and Las Vegas Motor Speedways related to managing facility capacity and, to a lesser extent, for retired leader boards being replaced at certain speedways. The Company plans to use the areas for premium hospitality, advertising and other facility revenue generating uses, and removal is anticipated to reduce depreciation and certain other operating costs.

The Company has revised its previously issued 2014 financial statements to correct certain income tax matters associated with the acquisition of NHMS in 2008, and prior year amounts in this release have been adjusted for comparability.

Significant Fourth Quarter 2015 Racing Events

●	Charlotte Motor Speedway – NASCAR Bank of America 500 Sprint Cup and Drive for the Cure 300 Presented by Blue Cross Blue Shield of North Carolina Xfinity Series racing events
●	Las Vegas Motor Speedway – NASCAR Rhino Linings 350 Camping World Truck Series and NHRA Toyota Nationals racing events, and Red Bull Air Race World Championship event
●	Texas Motor Speedway – NASCAR AAA Texas 500 Sprint Cup, O’Reilly Auto Parts Challenge Xfinity, and WinStar World Casino & Resort 350 Camping World Truck Series racing events

2016 Earnings Guidance

The Company estimates 2016 total revenues of $490-510 million, after tax income of $37-45 million, depreciation and interest expense of $69-74 million, and diluted earnings per share of $0.90-1.10, excluding non-recurring items and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Potential higher fuel, health-care and food costs, and continued underemployment could significantly impact our future results. The Company’s estimated total capital expenditures in 2016 are $30-40 million.

Dividends and Stock Repurchase Program

During the full year 2015, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $24.8 million. On February 17, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, payable on March 18, 2016 to shareholders of record as of March 1, 2016. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the full year 2015, the Company repurchased 252,000 shares of common stock for approximately $5.4 million under its stock repurchase program. As of December 31, 2015, the Company has repurchased 4,306,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 694,000.

Comments

“SMI’s full year 2015 revenues and non-GAAP results increased on a year-over-year comparable basis, reflecting stabilizing or improving trends in many of our admissions and event related revenue categories,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “We achieved these strong results despite poor weather challenges at Atlanta, Bristol and Charlotte Motor Speedways, and continuing underemployment and economic struggles for many of our core and targeted fans. The 2016 racing season is off to a strong start with exciting racing. NASCAR continues to improve our sport with changes that increase racing competition and excitement, have greater fan appeal and expanding media coverage.

“Most of our NASCAR event sponsorships for 2016, and many for 2017 and beyond, are already sold. Along with those sponsorships, and the ten-year NASCAR broadcasting agreements through 2024, we have many other long-term contracted revenue streams already in place. SMI’s long-term business model remains solid. Our decisions to proactively manage facility capacity for pricing power and marketing appeal in certain markets, similar to other major sports and venues, are being well-received by current and prospective fans and customers, and are providing opportunities for alternative revenue streams and operating cost reductions. SMI is working harder than ever to capture the next generation of race fans, particularly targeting younger and first-time fans and families and our sport’s largely untapped demographic markets. NASCAR and the NBC Sports Group and FOX Sports Media Group powerhouses are doing the same. We believe the prospect for renewed growth and profitability of SMI, along with those for our sport, is stronger than ever.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “In 2015, SMI continued to successfully execute its long-range plans of ongoing debt and interest cost reduction, capital spending constraint and other strategic initiatives. SMI’s long-standing history of providing our fans entertainment experiences and enjoyment value for their hard earned money - second to none in motorsports - is more steadfast than ever. As another proud example, Bristol Motor Speedway is installing the world’s largest outdoor, center-hung high-definition video board. That is SMI’s third such major investment in unparalleled leading-edge technology, including Charlotte and Texas Speedways. We strongly believe investments like these, combined with our new distributed antenna systems for high-speed wireless performance, and the latest in digital and mobile phone applications, are providing our fans with entertainment that cannot be duplicated at home or other venues.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-201-0168 (US / Canada / toll-free) or 647-788-4901 (international). The reference number is 58435526. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Twelve Months Ended December 31, 2015 and 2014

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
STATEMENT OF OPERATIONS DATA	12/31/2015	(Revised) 12/31/2014	12/31/2015	(Revised) 12/31/2014

Revenues:
Admissions	$18,431	$17,552	$100,694	$100,798
Event related revenue	31,014	30,691	146,980	146,849
NASCAR broadcasting revenue	30,816	28,555	217,469	207,369
Other operating revenue	7,484	7,255	31,320	29,293
Total Revenues	87,745	84,053	496,463	484,309
Expenses and Other:
Direct expense of events	19,584	18,798	104,303	102,196
NASCAR event management fees	21,301	19,678	133,682	128,254
Other direct operating expense	4,653	4,507	19,541	18,513
General and administrative	23,033	22,697	98,289	96,762
Depreciation and amortization	14,950	35,975	61,964	78,426
Interest expense, net	3,450	4,952	16,811	21,237
Impairment of other intangible assets and goodwill	-	-	98,868	-
Loss on early debt redemption and refinancing	-	-	8,372	-
Other expense (income), net	454	182	862	(2,305)
Total Expenses and Other	87,425	106,789	542,692	443,083
Income (Loss) from Continuing Operations Before Income Taxes	320	(22,736)	(46,229)	41,226
Income Tax Provision	(3,766)	9,413	11,766	(18,123)
(Loss) Income from Continuing Operations	(3,446)	(13,323)	(34,463)	23,103
(Loss) Income from Discontinued Operation	(5)	(200)	(13)	5,710
Net (Loss) Income	$(3,451)	$(13,523)	$(34,476)	$28,813

Basic (Loss) Earnings Per Share:
Continuing Operations	$(0.08)	$(0.32)	$(0.83)	$0.56
Discontinued Operation	(0.00)	(0.00)	(0.00)	0.14
Net (Loss) Income	$(0.08)	$(0.33)	$(0.84)	$0.70
Weighted average shares outstanding	41,219	41,322	41,284	41,377

Diluted (Loss) Earnings Per Share:
Continuing Operations	$(0.08)	$(0.32)	$(0.83)	$0.56
Discontinued Operation	(0.00)	(0.00)	(0.00)	0.14
Net (Loss) Income	$(0.08)	$(0.33)	$(0.84)	$0.70
Weighted average shares outstanding	41,238	41,352	41,312	41,400

Note: Individual quarterly per share amounts may not be additive due to rounding. Where computations are anti-dilutive, reported basic and diluted per share amounts are the same.

The Company has revised its previously issued 2014 financial statements and prior year amounts have been adjusted for comparability.

Major NASCAR-sanctioned Events Held During Period	4	4	24	24

Certain Race Schedule Changes:
•	Atlanta Motor Speedway held one NASCAR Camping World Truck race in the first quarter 2015 that was not held in 2014
•	Poor weather resulted in delays in starting and completing NASCAR Sprint Cup races held at Atlanta and Bristol Motor Speedways in the first and second quarters 2015, and postponing and rescheduling the NASCAR Sprint Cup race held at Charlotte Motor Speedway in the fourth quarter 2015
•	Las Vegas Motor Speedway held one NASCAR Camping World Truck race in the fourth quarter 2015 that was held in the third quarter 2014

BALANCE SHEET DATA	12/31/2015	(Revised) 12/31/2014

Cash and cash equivalents	$82,010	$110,046
Total current assets	142,886	165,438
Property and equipment, net	1,019,650	1,052,153
Goodwill and other intangible assets, net	345,736	444,621
Total assets	1,539,197	1,694,481

Deferred race event and other income, net	57,549	55,209
Total current liabilities	108,369	105,631
Credit facility borrowings (all term loan)	120,000	150,000
Total long-term debt	321,383	404,817
Total liabilities	756,804	849,033
Total stockholders' equity	782,393	845,448